Exhibit 10.3

GLOBAL ENERGY

November 26, 2004

Fred W. Kelly

12 Bayview Drive SW

Calgary, Alberta

Canada T2V 3N6

Dear Fred,

Surge Global Energy, Inc. (the “Company”) is very pleased to confirm our offer of employment. This offer is contingent upon satisfactory results of all reference, education, and background checks (Release and Authorization attached) and is based on the following terms and conditions:

Title:	Chief Executive Officer

Start Date:	We have an anticipated your start date as November 26, 2004.

Office:

New office to be established in Calgary, Alberta, Canada. The Company will pay the expenses of a Calgary office pursuant to an expense account in an amount agreed by you and the Board of Directors or the Compensation Committee thereof.

Salary:	Your starting salary as an exempt employee will be USD$100,000 annually.

Signing Bonus:	You will be entitled to receive a signing bonus of USD$25,000, which will be payable on the 90th day after your start date.

Bonus:	You will be eligible to participate in the Company’s Bonus Plan which the Board of Directors intends to establish with your input.

Stock Options:

You will be granted stock options to purchase 700,000 shares of common stock. The options will have an exercise price equal to $0.65 per share, and will be exercisable for ten years after grant, subject to earlier termination as set forth in the Option Agreement. The options will vest in equal monthly installments over three years. These options will be non-qualified stock options.

Board of Directors:

The Board of Directors has appointed you as a director contingent on your acceptance of this offer. You will serve until the next annual meeting of stockholders, or until your successor is duly elected and qualified. In accordance with Delaware law and the rules of various stock exchanges and quotation systems, the Board of Directors or the Nominating Committee thereof will have discretion to determine the candidates to be nominated for election at the next annual meeting of stockholders.

Performance Review:

The Board of Directors of the Compensation Committee thereof will review your performance after 90 days, and you will be eligible for increased salary, additional stock option grants and/or increased expense account allowance based on the results of that review.

Health Benefits:

You will be eligible to participate in any future benefits plans (such as medical, dental, vision, short-term disability, long-term disability and life insurance) available to the Company’s employees at the time such plans are established.

Travel:

You will be required to travel occasionally to the Company’s corporate offices in San Diego, California, and other destinations, including New York, Argentina and Texas on a periodic basis as requested by the Board. It is expected that visits to each of the Company’s oil & gas properties will occur at least semi-annually. You will be reimbursed for your reasonable travel expenses for required travel on behalf of the Company.

Paid Time Off & Holidays:

You will receive 20 days of accrued Paid Time Off (PTO) annually, in use for vacation or sick time. This provides for most of your paid time away from work. PTO hours are accrued per pay period. Any accrued hours in excess of 200 will be paid out in the first pay period of December.

The Company will establish from time to time its paid holidays. You must be on active status the day before and the day after the holiday to receive holiday pay.

Retirement:	You will be eligible to participate in any 401k, profit sharing or other defined contribution plan the Company establishes for employees. (Note: Some IRS or Revenue Canada limitations may apply.)

Arbitration:	As a contingency of this offer, you will be required to sign the attached Mutual Agreement to Arbitrate.

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States.

Additionally, as a condition of this offer and of your employment with the Company, you will be required to preserve the Company’s proprietary and confidential information and you must comply with the Company’s policies and procedures. Accordingly, you will be required to execute an appropriate Non-Disclosure and Assignment of Inventions Agreement effective as of your first date of employment.

If accepted, your employment will be at-will with no specified period or term of employment. This means that either you or the Company may terminate employment at anytime, with or without reason. The Company may also transfer, promote, demote or otherwise alter your position and/or status at any time and for any reason. An employment agreement for a specified period of time, which contradicts this at-will agreement, may only be entered into in writing, signed with express authorization by the Board of Directors or the Compensation Committee thereof.

We sincerely hope that you decide to join Surge Global Energy, Inc. Please acknowledge your acceptance of our offer by signing below and returning a copy of this letter to us not later than close of business Friday, November 26, 2004. If we do not receive your response by close of business on such date, this offer will be void.

If there are any questions, please do not hesitate to call me.

Sincerely,

David Perez

Chief Operating Officer

I understand and agree to the terms and conditions set forth in this letter. I further understand that any misrepresentations that I have made on my employment application or resume can result in termination. I acknowledge that no statement contradicting this letter, oral or written, has been made to me, that I am not relying on any statement or term not contained in this letter, and that no agreements exist which are contrary to the terms and conditions set forth in this letter.

Accepted by:	/s/ Fred W. Kelly	Date:	November 26, 2004